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                    November 7, 2023

       Stephen Ruffini
       Chief Financial Officer
       Village Farms International, Inc.
       4700-80th Street
       Delta, British Columbia, Canada
       V4K 3N3

                                                        Re: Village Farms
International, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 9, 2023
                                                            File No. 001-38783

       Dear Stephen Ruffini:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services